Exhibit 99.C1

Consent of Independent Registered Public Accounting Firm

The Administrative Committee
Downey Savings and Loan Association, F.A.
      Employees’ Retirement and Savings Plan:

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-30483) and on Form S-3 (No. 333-50416) of Downey Financial Corp. of our report dated June 21, 2007, with respect to the statements of net assets available for benefits of the Downey Savings and Loan Association, F.A. Employees’ Retirement and Savings Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule of Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of the Downey Savings and Loan Association, F.A. Employees’ Retirement and Savings Plan.

          /s/ KPMG LLP

Los Angeles, California
June 21, 2007

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